           As filed with the Securities and Exchange Commission on June 12, 1997
                                                      Registration No. 333-11571
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                       ON
                                    FORM S-3


                                SUMMA INDUSTRIES
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                        3089                     95-1240978
(State or other jurisdiction      (Primary Standard Industrial   (I.R.S. Employer
    of incorporation)             Classification Code Number)    Identification Number)

21250 HAWTHORNE BOULEVARD, SUITE 500, TORRANCE, CALIFORNIA 90503; (310) 792-7024
   (Address and telephone number of registrant's principal executive offices)

                         JAMES R. SWARTWOUT, PRESIDENT
                                SUMMA INDUSTRIES
21250 HAWTHORNE BOULEVARD, SUITE 500, TORRANCE, CALIFORNIA 90503; (310) 792-7024
           (Name, address and telephone number of agent for service)

                                   Copies to:
                          James M. Phillips, Jr., Esq.
                               Phillips & Haddan
                         4675 MacArthur Court, Ste. 710
                        Newport Beach, California 92660

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box:[_]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:[_]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[_]

                                SUMMA INDUSTRIES

Cross-Reference Sheet Showing Location in Prospectus of Information Required by
                   Items of Form S-3 Registration Statement.

        Registration Statement
          Items and Headings                        Captions in Prospectus
        ----------------------                      ----------------------

1.       Forepart of the Registration             Facing Page; Cross-Reference Sheet;
         Statement and Outside Front              Cover Page of Prospectus
         Cover Page of Prospectus

2.       Inside Front and Outside                 Inside Front Cover Page of
         Back Cover Pages of Prospectus           Prospectus; Available Information

3.       Summary Information, Risk Factors        Cover Page of Prospectus; Risk Factors
         and Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                          Cover Page of Prospectus

5.       Determination of Offering Price          Cover Page of Prospectus

6.       Dilution                                 Not Applicable

7.       Selling Security Holders                 Not Applicable

8.       Plan of Distribution                     Cover Page of Prospectus

9.       Description of Securities                Incorporation of Certain Documents by Reference
         to be Registered

10.      Interests of Named Experts               Not Applicable
         and Counsel

11.      Material Changes                         Risk Factors

12.      Incorporation of Certain                 Incorporation of Certain Documents
         Information by Reference                 by Reference

13.      Disclosure of Commission Position        Indemnification of Officers and Directors
         on Indemnification for Securities
         Act Liabilities

PROSPECTUS


                                 169,912 Shares

                                SUMMA INDUSTRIES

                                  Common Stock


     On November 22, 1996, Summa Industries, a California corporation (the "Company"), acquired all of the issued and outstanding capital stock of LexaLite International Corporation a Delaware corporation ("LexaLite"), through the merger of a wholly-owned subsidiary of the Company with and into LexaLite (the "Merger"). In connection with the Merger, an aggregate of 2,429,289 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued to the former shareholders of LexaLite, and options to purchase an additional 169,912 shares of the Company's Common Stock (the "Options") were issued to the former holders of options to purchase shares of the common stock of LexaLite, in consideration of the cancellation of their LexaLite options. All of the shares of the Company's Common Stock issued as a consequence of the Merger , together with all of the shares of the Company's Common Stock issuable upon exercise of the Options, were registered for issuance under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") which became effective under the Securities Act on October 25, 1996. This Prospectus, which is included in a Post-Effective Amendment on Form S-3 to the Registration Statement, relates solely to the 169,912 shares of the Company's Common Stock that are issuable upon exercise of the Options, together with such additional shares as may be issued pursuant to applicable anti-dilution provisions of the Options. The exercise prices of the Options range from $3.625 to $5.538, a weighted average exercise price of $4.836 per share. All proceeds to Summa from the exercise of Options will be added to working capital and used for general corporate purposes.

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol "SUMX." On May 2, 1997, the closing price of a share of the Company's Common Stock on The Nasdaq National Market was $5.50.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Persons not deemed to be "affiliates" of the Company within the meaning of the Securities Act generally may resell, from time to time at prevailing market prices, shares of the Company's Common Stock covered by this Prospectus which are acquired by them. This Prospectus, however, may not be used in connection with any reoffers or resales.

     This Prospectus does not constitute an offer of any securities to any person in any jurisdiction where such offer would be unlawful. No person has been authorized to give any information or to make any representations other than as contained herein in connection with the offer contained in this Prospectus and, if given or made, such information or representations cannot be relied upon as having been authorized by the Company. Delivery of this Prospectus does not imply that the information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is June __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Commission file number for the Company is 1-7755. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, where copies can be obtained at prescribed rates, as well as at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov. In addition, this material also may be inspected at the offices of The Nasdaq national market at 1735 K Street, N.W., Washington, D.C. 2006, where copies may be obtained at prescribed rates.

     The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") a Registration Statement on Form S-4 with respect to the shares of the Company's Common Stock to be sold pursuant to this Prospectus (the "Registration Statement"). The Registration Statement became effective under the Securities Act on October 25, 1996 and subsequently was amended by the Post-Effective Amendment No. 1 thereto, on Form S-3, which became effective under the Securities Act on ____________, 1997 and contains this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The Registration Statement in full, including the exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Facility, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of prescribed fees by writing to the Commission at the above address.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996, filed pursuant to Section 13(a) of the Exchange Act;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996 and February 28, 1997, filed pursuant to Section 13(a) of the Exchange Act;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed under Section 12(g) of the Exchange Act; and

     (d) All other reports filed pursuant to Section 13(a) of the Exchange Act since August 31, 1996, the end of the fiscal year covered by the Company's Annual Report on From 10-K for the fiscal year ended August 31, 1996;

     In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference herein.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Requests should be addressed to: Summa Industries, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503,
Attention: James R. Swartwout; telephone (310) 792-7024; facsimile (310) 792-
7079.

                                  THE COMPANY

     Summa Industries ("Summa" or the "Company") was incorporated in California in 1942. Through 1990, the Company's principal business was limited to the design, manufacture and sale of chemical process equipment. In 1991, the Company adopted a strategy of growth through acquisitions, and completed the first such acquisition in November 1991 by acquiring all of the outstanding capital stock of GST Industries, Inc., a California corporation engaged in the manufacture and sale of industrial firefighting equipment and aerospace components and sub-assemblies ("GST"). In fiscal 1992, the Company also formed another wholly-owned subsidiary, Morehouse-COWLES, Inc., a California corporation, to which all of the operating assets involved in the conduct of the chemical process equipment business were contributed. All of the issued and outstanding stock of Morehouse-COWLES, Inc. was sold on June 17, 1996. In July 1993, the Company acquired KVP Systems, Inc., a California corporation, a
manufacturer of engineered plastic conveyer components ("KVP").   Most recently,
on November 22, 1996, the Company acquired all of the issued and outstanding capital stock of LexaLite International Corporation, a Delaware corporation which designs and manufactures injection-molded plastic components primarily for OEM customers in the lighting industry ("LexaLite"). Consequently, Summa currently serves as a holding company whose businesses are conducted primarily through its three wholly-owned subsidiaries, LexaLite, KVP and GST.

     The Company's principal executive offices are located at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503, its telephone number is (310) 792-7024, and its telecopier number is (310) 792-7079.


                                  RISK FACTORS

     Prior to exercising any Option, the holder thereof should carefully consider the following factors in addition to the other information included herein and in the documents incorporated by reference herein. The statements contained in this Joint Proxy Statement/Prospectus that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Summa's assumptions, expectations, anticipations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this "Risk Factors" portion of this Prospectus as well as those set forth elsewhere in this Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

GROWTH THROUGH ACQUISITIONS STRATEGY; MANAGEMENT OF GROWTH

     Although the Company has been in business for more than 50 years, prior to 1991 it was engaged in only one business, the manufacture of process equipment. This business was unprofitable from 1983 to 1990, in which year it had revenues of only $3,257,000. In 1991, Summa adopted a strategy for growth through acquisitions of profitable manufacturing companies with proprietary products or protected market niches. See "Description of the Proposed Merger - Background of and Reasons for the Merger." GST was acquired in 1991, KVP was acquired in
1993, and LexaLite was acquired in November 1996.   In June 1996, the
unprofitable process equipment business was sold. Although GST and KVP had each been established for over 15 years prior to their acquisition by the Company, these two businesses have been operating under their current ownership structure for only five years and three years, respectively. Moreover, even though the Company's largest operating subsidiary, LexaLite, has been in business continuously since 1963, it has been under the Company's management for less than six months. For these reasons, among others, there can be no assurance that Summa will be able to sustain rates of revenue growth and profitability in future periods that are comparable to those experienced in the past three years.

     On February 14, 1997, the Company publicly announced that it had entered into a letter of intent to acquire all of the issued and outstanding capital stock of Calnetics Corporation, a California corporation ("Calnetics") which, through three operating subsidiaries, manufactures molded plastic bobbins, components, filters, fittings, sheet and tubing primarily for the industrial plastics, building materials and agricultural irrigation industries. On March 26, 1997, the Company and Calnetics entered into a definitive Agreement and Plan of Reorganization pertaining to the proposed acquisition, subject to satisfactory completion of due diligence on or before April 30, 1997 (subsequently extended by one week to May 7, 1997). On May 7, 1997, Summa and Calnetics jointly agreed to terminate the Agreement and Plan of Reorganization and abandon the proposed acquisition contemplated thereby.

     The success of the Company's strategy for growth through acquisitions will depend to a large extent on the ability of Summa's management to identify suitable candidates for acquisition, and to negotiate acceptable terms and conditions upon which a target company would be acquired. Furthermore, with a developing focus on businesses that manufacture engineered plastic components, the number of opportunities that meet this acquisition criteria will be smaller. In addition, with the increased size of Summa, larger acquisition candidates will have to be sought in the future to sustain the growth rate of Summa, which will also limit the number of appropriate candidates. Competition for such acquisitions may be greater and there is no assurance Summa will be able to successfully compete with larger companies and buyer groups. There can be no assurance that the terms upon which a prospective company can be acquired will be favorable to Summa, or that Summa will not encounter unforeseen difficulties and liabilities in connection with any such acquisition. Although it is the policy of Summa to retain the management of companies it acquires to manage day-to-day operations, unforeseen circumstances arose shortly after the acquisition of LexaLite that resulted in resignations or terminations of three senior managers of LexaLite, including its President. Josh T. Barnes, the founder of LexaLite and a director of Summa, has announced his retirement from LexaLite, although he will continue to provide certain consulting services to LexaLite for an indeterminate period. Summa moved promptly to recruit a new President and Chief Executive Officer for LexaLite, Jeffery H. Roski, an executive previously known to the management of Summa, and searches are ongoing for additional managers. Nevertheless, it is not certain whether or not the new management team will be successful.

     It is anticipated that the business of an acquired company could be expanded through enhanced financial, marketing and administrative support to be furnished by the executive officers of Summa. Any such expansion could place a significant strain on Summa's management and resources, require Summa to implement additional operating, marketing and financial controls, and necessitate that Summa hire additional personnel, which could have a significant adverse effect on Summa's operating results. It is also likely that any such acquisition would require Summa to raise additional capital to finance the acquisition or provide working capital to the acquired company. If this additional capital were raised through debt financings, Summa would incur substantial additional interest expense; sales of additional equity to raise the needed capital would dilute, on a pro-rata basis, the percentage ownership of all holders of the Company's Common Stock. There can be no assurance, however, that sufficient financing will be available to Summa to implement its acquisition strategy on terms and conditions that are acceptable to Summa, if at all.

DEPENDENCE ON MANAGEMENT; KEY TECHNICAL PERSONNEL

     Implementation of the Company's strategy for growth through acquisitions will depend to a significant extent upon the continued services of James R. Swartwout and his ability to identify appropriate candidates for acquisition, to negotiate deals acceptable to the Board of Directors and shareholders of Summa, and to supervise the management of a variety of operating subsidiaries. Summa also will continue to depend upon other members of its senior administrative staff, and upon the continuing services of the key management employees of each of the companies it acquires. The loss of the services of one or more of these key employees could have a material adverse affect upon the Company. There can be no assurance that Summa will be successful in retaining its key employees, or in attracting and retaining any additional personnel it requires.

     Several key engineers who have designed many of the Company's products are in the latter stages of their careers. Karl V. Palmaer was the founder of KVP and is now a product development consultant to Summa. Robert L. Green founded GST and is currently its President and a Vice President of Summa. Josh T. Barnes founded LexaLite and is currently a consultant to LexaLite and a director of Summa. Messrs. Palmaer, Green and Barnes are 75, 74 and 69 years old, respectively. There is no assurance that these key individuals will continue to contribute at the same level in the future as they have in the past, and there is no assurance that the product inventors and designers within Summa, or inventors and designers recruited in the future, can perform those functions as innovatively and effectively as these four individuals.

FLUCTUATIONS IN REVENUES AND EARNINGS

     Any future success that Summa might enjoy will depend upon many factors including factors that cannot be predicted at this time. Although none of the businesses currently conducted by the Company's subsidiaries are considered to be seasonal, each involves the sale of components to be incorporated into capital equipment or durable goods produced by their customers, the demand for which depends upon a number of factors beyond the control of Summa. Among other factors that could affect the Company's profitability generally, and could be expected to affect the demand for the products offered by the Company's operating subsidiaries, are general economic conditions, including the availability of credit, market conditions particular to various of the industries in which the Company's products are sold, reductions in sales and/or margins caused by competitive pressures and other factors, increases in operating costs including costs of resins and other raw materials, production, supplies, personnel, equipment, import duties and transportation, and increases in governmental regulation imposed under federal, state or local laws, including regulations applicable to environmental, labor and trade matters. For these and other reasons, it is possible that the Company's quarterly revenues and profitability on a consolidated basis may fluctuate from time to time, although the likelihood of extreme changes may be mitigated by the fact that the operating subsidiaries sell components into several different markets.
Moreover, there can be no assurance that a major economic downturn or severe tightening of credit would not adversely affect the demand for all of the Company's products concurrently.

BUSINESS CONCENTRATION RISK

     LexaLite sells its products primarily to manufacturers of lighting fixtures, of which there are a limited number. Approximately 50% of LexaLite's sales were made to the largest five customers during LexaLite's fiscal year ended June 30, 1996, and these sales represent approximately 37% of the combined consolidated sales of Summa and LexaLite on a pro forma basis for the Company's year ended August 31, 1996. Although GST's sales during Summa's fiscal year ended August 31, 1996 represented only 2% of the combined consolidated sales of Summa and LexaLite on a pro forma basis for the fiscal year ended August 31, 1996, a high concentration of GST's sales are of products intended for a single, very mature aircraft, the F-16, and sales of parts for the F-16 are expected to decline in the near term. There can be no assurance that sales to several significant customers might not be simultaneously adversely affected.

COMPETITION; NEW PRODUCT DEVELOPMENT; PROPRIETARY RIGHTS

     The markets for each of the products currently manufactured and sold by each of the Company's operating subsidiaries are characterized by extensive competition. There are a number of companies that currently offer competing products, and it can be expected that additional competing products will be introduced by other companies in the future. Many of the Company's existing and potential competitors have greater financial, marketing, and research capabilities than Summa. The performance of Summa will depend on the ability of Summa to develop and market new products that will gain customer acceptance and loyalty, as well as its ability to adapt its product offerings to meet changing pricing considerations and other market factors. The Company's operating performance would be adversely affected if Summa were to incur delays in developing new products or if such products did not gain market acceptance. Therefore, there can be no assurance that the Company's existing or future products will be sufficiently successful to enable Summa to effectively compete in its prospective markets or, should the Company's product offerings meet with significant customer acceptance, that one or more current or future competitors will not introduce products that render the Company's products noncompetitive. Although certain of the Company's subsidiaries hold several patents on products that they have developed or acquired, the extent to which these patents provide a commercial advantage or inhibit the development of competing products varies. To a large extent, however, Summa will be required to rely upon common law concepts of confidentiality and trade secret laws, as well as economic barriers created by the required investments in tooling and technical personnel and the development of customer relationships, to protect its proprietary products.

LITIGATION

     Summa has encountered lawsuits from time to time in the ordinary course of its business. Although Summa has obtained liability insurance coverage for each of the past five years, such insurance may not be available in the future at economically feasible premium rates. Additionally, some lawsuits which have been filed against Summa in the past have contained claims the subject of which was not covered by insurance. Such excluded claims could be filed in the future. Any losses that Summa may suffer from current or future lawsuits, and the effect such litigation may have upon the reputation and marketability of the Company's products, may have a material adverse impact on the financial condition and prospects of Summa.

SALE OF DISCONTINUED OPERATIONS

     On June 17, 1996, Summa sold all of the issued and outstanding capital stock of Morehouse-COWLES, Inc., the subsidiary through which Summa had conducted its process equipment business since 1991, when Summa embarked on its strategy of growth through acquisitions. For the nine months ended May 31, 1996, Morehouse-COWLES, Inc. operated at a loss before income taxes of approximately $421,000, on sales of approximately $5,638,000. In connection with the sale, Summa received $750,000 in cash, a ten-year subordinated promissory note in the original principle amount of $1,771,000, which is secured by a pledge of both the stock and assets of Morehouse-COWLES, Inc., and a ten-year lease on the Company's facilities in Fullerton, California. The note is expressly subordinated to up to a maximum of $1,500,000 in aggregate indebtedness of the buyers to their institutional lenders. Although the operations of Morehouse-COWLES, Inc. were restored to profitability at the time of the transaction, and all payments due to Summa as a consequence of the sale have been timely made, no payments of principle of the subordinated promissory note have yet become due and payable and there is a risk that the new owners may default in payments under the lease or on the subordinated note given as part of the purchase price. In such an event, Summa might incur substantial losses and/or be required to foreclose on the note and resume the responsibility for the business and operations of Morehouse-COWLES, Inc. which could be encumbered by debt owed by the new owners, including amounts borrowed to finance the purchase of the stock of Morehouse-COWLES, Inc. from Summa. No reserves for such uncertainties have been established in the Company's consolidated financial statements.

LIMITED PRIOR MARKET; POSSIBLE VOLATILITY OF SUMMA'S STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE

     To date, there has been a relatively limited public market for the Company's Common Stock and there can be no assurance that a more active trading market for the Company's Common Stock will develop or be sustained in the near term, if at all. Although both the number of shares of the Company's Common Stock outstanding in the public float and the number of Summa shareholders increased significantly following the acquisition of LexaLite on November 22, 1996, the closing price for a share of the Company's Common Stock since that date through May 2, 1997 has ranged from a low of $5.00 to a high of $6.25, on an average weekly trading volume of approximately 2,200 shares. On May 2, 1997, the closing price for a share of the Company's Common Stock on The Nasdaq National Market was $5.50. The market price of the Company's Common Stock has been and will continue to be subject to change as a result of market conditions and other factors, and no assurance can be given that the Company's Common Stock can be resold at a price equal to or greater than the exercise price of the Options. The stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock for reasons unrelated to the Company's operating performance.

     Since the shares of the Company's Common Stock issued in connection with the acquisition of LexaLite generally are freely tradeable, sales of these shares by former stockholders of LexaLite may cause substantial fluctuations in the market price of the Company's Common Stock over short time periods. A number of the former shareholders of LexaLite have indicated an intention to sell, all or a portion of the shares of the Company's Common Stock issued to them in the acquisition of LexaLite. In addition, of the 4,058,566 shares of the Company's Common Stock currently outstanding which were issued more than two years ago, 2,147,068 shares are held by non-affiliates of Summa, and can therefore be sold under Rule 144 without regard to the volume limitations thereof. Summa has also registered shares issuable upon exercise of options granted and to be granted under the Company's existing stock option plans. Sales of substantial amounts of the Company's Common Stock by the former shareholders of LexaLite, under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of shares of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

EXERCISE OF OPTIONS

     The Options will not be exercisable unless the Company maintains a current registration statement with respect to the shares of the Company's Common Stock issuable upon the exercise thereof. Although Summa has agreed to maintain such a registration statement for so long as the options are exercisable, and has filed the Post-Effective Amendment to the Registration Statement of which this Prospectus is a part in furtherance thereof, there can be no assurance that Summa will be able to maintain a current registration statement in the future. Consequently, the former holders of LexaLite options may be deprived of the value of the Options exchanged therefor. In addition, the Company will be unable to issue shares of its Common Stock to persons desiring to exercise their Options unless the shares of Common Stock issuable upon exercise thereof have been qualified or registered for sale in the jurisdictions in which such persons reside, or an exemption from such qualification or registration exists in those jurisdictions. There can be no assurance that Summa will be able to effect any required qualification or registration.

ABILITY TO ISSUE PREFERRED STOCK; ANTI-TAKEOVER DEVICES

     Summa is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. Although Summa has no present plans to issue any additional shares of Preferred Stock, the issuance of Preferred Stock in the future could affect the rights of the holders of the Company's Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict The Company's ability to merge with or sell its assets to a third party, or otherwise delay, discourage, or prevent a change in control of Summa. In addition, the Company's Articles of Incorporation and bylaws provide for the elimination of cumulative voting and the classification of the Company's Board of Directors, provisions which are also likely to delay, discourage, or prevent a change in control of Summa.

                                DIVIDEND POLICY

     Summa has not paid any cash dividends on its Common Stock since 1983 and does not anticipate that it will pay cash dividends in the foreseeable future. Instead, Summa intends to apply any earnings to the expansion and development of its business.

                    SUMMA COMMON STOCK PRICES AND DIVIDENDS

     Summa Common Stock is traded on The Nasdaq National Market under the symbol "SUMX." The following table sets forth the high and low prices for a share of Summa Common Stock on The Nasdaq National Market for the periods indicated

QUARTER ENDED                          HIGH     LOW
-------------                          -----   -----

     November 30, 1994..............   $6.50   $4.50
     February 28, 1995..............    6.00    4.50
     May 31, 1995...................    5.50    4.50
     August 31, 1995................    5.25    4.75

QUARTER ENDED
-------------

     November 30, 1995..............    5.25    3.75
     February 29, 1996..............    5.50    3.88
     May 31, 1996...................    6.25    4.81
     August 31, 1996................    6.50    5.25

QUARTER ENDED
-------------

     November 30, 1996..............    6.50    5.50
     February 28, 1997..............    6.25    5.25
     May 31, 1997 (through May 2)...    6.00    5.00

  On May 2, 1997, the closing price on The Nasdaq National Market for a share of Summa Common Stock was $5.50. The approximate number of holders of record of Summa Common Stock as of May 2, 1997, was 530. In addition, based solely upon the number of sets of proxy materials requested by brokers, dealers and other institutional "street name" holders for the last annual meeting of Summa's shareholders, Summa estimates that there are approximately 600 additional beneficial holders of its Common Stock.

      LIMITATION OF DIRECTORS AND OFFICER'S LIABILITY AND INDEMNIFICATION

     Summa's Articles of Incorporation and bylaws provide that Summa must indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by California law. California law provides that directors of a California corporation will not be personally liable for monetary damages for breach of fiduciary duties as directors except for liability as a result of their duty of loyalty to the corporation for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or stock transactions, unauthorized distributions of assets, loans of corporate assets to an officer or director, unauthorized purchase of shares, commencing business before obtaining minimum capital, or any transaction from which a director derived an improper benefit. Such limitations do not affect the availability of equitable remedies, such as injunctive relief or rescission. At present, there is no pending litigation or proceeding involving any director, officer, employee, or agent of Summa where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Summa pursuant to the foregoing provisions, Summa has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                    EXPERTS

     The consolidated financial statements and schedules of Summa incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Not applicable.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As allowed by the California General Corporation Law, the Articles of Incorporation of Summa provide that the liability of the directors of Summa for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Summa for breach of a director's duties to Summa or its shareholders, except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of Summa or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to Summa or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Summa or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Summa or its shareholder, with respect to certain contracts in which a director has a material financial interest, and for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of Summa or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     Summa's Bylaws require Summa to indemnify its officers, directors, employees and other agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended (the "Securities Act") may be permitted to officers, directors or persons controlling Summa pursuant to the foregoing provisions, Summa has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS.

     No additional exhibits to the Registration Statement are filed with this Post-Effective Amendment No. 1.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

       (2) That, for determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona
                                                                           ----
fide offering.
----

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES.

  No additional financial statements or schedules are filed with this Post-Effective Amendment No. 1.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Summa has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California, on the 19th day of May, 1997.

                                 SUMMA INDUSTRIES

                                 By: /s/James R. Swartwout
                                     -----------------------------------
                                     James R. Swartwout, President

  Each director and/or officer of Summa whose signature appears below hereby constitutes and appoints James R. Swartwout and Paul A. Walbrun, and each of them, as true and lawful attorneys-in-fact and agents for the undersigned, acting together or alone, with full powers of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign and file any and all further post-effective amendments and exhibits to this Registration Statement and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting together or alone, full powers and authority to do and perform each and every act and thing requisite or necessary or desirable to be done, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting together or alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                 Title                     Date
---------                                 -----                     ----

/s/James R. Swartwout       Chairman, Chief Executive Officer   May 19, 1997
-------------------------
James R. Swartwout          and Chief Financial

/s/Coalson C. Morris        Director                            May 27, 1997
-------------------------
Coalson C. Morris

/s/Dale H. Morehouse        Director                            May 27, 1997
-------------------------
Dale H. Morehouse

                            Director                            May __, 1997
-------------------------
Michael L. Horst

/s/William R. Zimmerman     Director                            May 28, 1997
-------------------------
William R. Zimmerman

/s/David McConaughy         Director                            May 27, 1997
-------------------------
David McConanghy

                            Director                            May __, 1997
-------------------------
Karl V. Palmaer

                            Director                            May __, 1997
-------------------------
Byron C. Roth

/s/Josh T. Barnes           Director                            May 21, 1997
-------------------------
Josh T. Barnes

/s/Paul A. Walbrun          Vice President, Controller          May 27, 1997
-------------------------   and Secretary
Paul A. Walbrun

*By:   James R. Swartwout,
       Attorney-in-Fact

       /s/James R. Swartwout
       ---------------------
       James R. Swartwout